AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 14th day of February 2017, by and among The Coca-Cola Company, The Coca-Cola Export Corporation, Atlantic Industries and European Refreshments.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated: February 14, 2017

THE COCA-COLA COMPANY

By: /s/ Bernhard Goepelt
Name:	Bernhard Goepelt
Title:	Senior Vice President and General Counsel

THE COCA-COLA EXPORT CORPORATION

By: /s/ Bernhard Goepelt
Name:	Bernhard Goepelt
Title:	Vice President and General Counsel

ATLANTIC INDUSTRIES

By: /s/ Bernhard Goepelt
Name:	Bernhard Goepelt
Title:	Vice President and General Counsel

EUROPEAN REFRESHMENTS

By: /s/ Miriam Doyle
Name:	Miriam Doyle
Title:	Director